Exhibit 99.1

Inhibrx Reports Third Quarter 2023 Financial Results
and Recent Corporate Highlights

San Diego, CA, November 9, 2023 – Inhibrx, Inc. (Nasdaq: INBX), or Inhibrx, or the Company, a biopharmaceutical company with four programs in ongoing clinical trials and a strong emerging pipeline, today reported financial results for the third quarter of 2023 and provided an update on recent corporate highlights.
Recent Corporate Highlights
•On August 29, 2023, Inhibrx announced that it had entered into a securities purchase agreement, or the Purchase Agreement, for a private placement financing, or the PIPE, resulting in gross proceeds of approximately $200.0 million. Pursuant to the Purchase Agreement, the Company sold and issued to certain institutional and other accredited investors, or the Purchasers, 3,621,314 shares of its common stock at a purchase price of $19.35 per share and, with respect to certain Purchasers, pre-funded warrants to purchase 6,714,636 shares of its common stock at a purchase price of $19.3499 per pre-funded warrant, which have an exercise price of $0.0001 per share.
•On September 19, 2023, Inhibrx announced that it had retained full global rights to INBRX-101 as a result of Chiesi Farmaceutici S.p.A declining to exercise its option for the ex-North American rights to develop and commercialize INBRX-101 for the treatment of patients with emphysema due to Alpha-1 Antitrypsin Deficiency, or AATD.
•On November 2, 2023, Inhibrx announced preliminary efficacy and safety data at the Annual Connective Tissue Oncology Society (CTOS) Conference from the Phase 1 trial of INBRX-109 in combination with Irinotecan (IRI) and Temozolomide (TMZ) for the treatment of advanced or metastic, unresectable Ewing sarcoma. Among the 13 patients evaluable as of the data cut of September 8, 2023, the observed disease control rate was 76.9%, or 10 out of 13 patients as measured by RECISTv1.1, with 7 patients achieving partial responses (53.8%) and 3 patients achieving stable disease (23.1%). Durable clinical benefit was observed in 4 patients (30.8%) who achieved disease control lasting greater than 6 months. Overall, INBRX-109 in combination with IRI/TMZ was well tolerated. The most common adverse events were diarrhea, nausea and fatigue, all consistent with the known safety profile of IRI/TMZ.
Financial Results
•Cash and Cash Equivalents. As of September 30, 2023, Inhibrx had cash and cash equivalents of $337.3 million, compared to $192.5 million at June 30, 2023. During the third quarter of 2023, the Company received gross proceeds of $200.0 million from the PIPE. These proceeds were offset in part by cash outflows from operations, which increased during the third quarter of 2023 primarily due to the following activity:
◦a large upfront payment made to one of the Company’s contract development and manufacturing organizations, or CDMOs, for the prepayment of raw materials for future manufacturing runs, as well as other increased development and manufacturing costs to support its clinical candidates; and

◦the Company’s payments to its contract research organizations, or CRO, partners continue to increase as the registration-enabling Phase 2 trials progress for both INBRX-101 for the treatment of emphysema due to AATD and INBRX-109 for the treatment of unresectable or metastatic conventional chondrosarcoma, and additional cash outlay to its CRO partners for the INBRX-105 and INBRX-106 Phase 1/2 trials.
•R&D Expense. Research and development expenses were $38.1 million during the third quarter of 2023, compared to $24.9 million during the third quarter of 2022. The increase in research and development expenses was primarily due to the following factors:
◦an increase in clinical trial expenses, primarily related to the registration-enabling Phase 2 trial for INBRX-101 for the treatment of emphysema due to AATD, which was initiated during the current year, as well as the progression of its INBRX-109 registration-enabling Phase 2 trial for the treatment of unresectable or metastatic conventional chondrosarcoma;
◦an increase in CMC expenses due to the nature of the development and manufacturing activities performed at its CDMO and CRO partners supporting the Company’s clinical and preclinical therapeutic candidates, which reflect the stage-specific needs of its programs during each period, including early and late stage drug substance clinical manufacturing, drug product manufacturing, and selected biologics license applications-enabling activities; and
◦an increase in personnel-related costs, partially attributable to an increase in headcount as the Company continues to expand its clinical teams, as well as the issuance of additional stock options and the expansion of the Company’s bonus eligibility pool in the current year.
•G&A Expense. General and administrative expenses were $7.9 million during the third quarter of 2023, compared to $5.3 million during the third quarter of 2022. The increase in general and administrative expenses was primarily due to the following factors:
◦an increase in additional personnel-related costs in part due to the expansion of the Company’s commercial strategy and medical affairs team as well as the issuance of additional stock options and the expansion of its bonus eligibility pool in the current year;
◦an increase in consulting services supporting the Company’s commercial operations business intelligence strategies, as well as market research and other scientific publication expenses incurred related to the Company’s continued pre-commercialization efforts for INBRX-101 and INBRX-109; and
◦an increase in professional service expenses related to accounting and legal services which support the Company in its general corporate and intellectual property matters.
•Net Loss. Net loss was $51.8 million during the third quarter of 2023, or $1.10 per share, compared to $35.3 million during the third quarter of 2022, or $0.90 per share.

About Inhibrx, Inc.
Inhibrx is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. For more information, please visit www.inhibrx.com.

Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: Inhibrx’s and its investigators’ judgments and beliefs regarding the strength of Inhibrx’s pipeline and the observed safety and efficacy to date of its therapeutic candidates; whether a trial is registration-enabling; future clinical development of Inhibrx’s therapeutic candidates, including any potential for approval or accelerated approval or implication that the results of earlier clinical trials or studies will be representative of later clinical trials. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of preclinical data and initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K as well as its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
ir@inhibrx.com
858-795-4260

Inhibrx, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2023	2022	2023	2022
Revenue:
License fee revenue	$119	$278	$166	$1,904
Grant revenue	—	—	—	14
Total revenue	119	278	166	1,918
Operating expenses:
Research and development	38,057	24,934	109,549	79,735
General and administrative	7,889	5,347	21,549	15,800
Total operating expenses	45,946	30,281	131,098	95,535
Loss from operations	(45,827)	(30,003)	(130,932)	(93,617)
Total other income (expense)	(5,960)	(5,322)	(16,818)	(10,690)
Provision for income taxes	2	—	7	4
Net loss	$(51,789)	$(35,325)	$(147,757)	$(104,311)
Net loss per share, basic and diluted	$(1.10)	$(0.90)	$(3.30)	$(2.67)
Weighted-average shares of common stock and pre-funded warrants outstanding, basic and diluted	47,151	39,071	44,803	39,043

Inhibrx, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,
	2023	2022

Cash and cash equivalents	$337,327	$273,865
Other current assets	25,970	6,628
Non-current assets	9,436	10,382
Total assets	$372,733	$290,875

Debt, current and non-current	$205,721	$202,069
Other current liabilities	35,771	27,576
Other non-current liabilities	1,646	3,173
Total liabilities	243,138	232,818
Stockholders’ equity	129,595	58,057
Total liabilities and stockholders’ equity	$372,733	$290,875